Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-122428 and 333-124624 on Form S-8, and Registration Statement No. 333-123450 on Form S-3 of our reports dated February 26, 2008, relating to the consolidated financial statements and financial statement schedule of NorthWestern Corporation and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of a new accounting standard), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

February 26, 2008